Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105866, 333-10815, 333-10817, 333-28269, 333-57653, and 332-89448 on Form S-8 of our report dated March 11, 2005, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) (which includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standard No. 142 and discusses the preparation of such financial statements that include allocations to and from RCCM), appearing in this Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 11, 2005